CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (including the Prospectus and Statement of Additional Information) of Centaur Mutual Funds Trust on Form N-1A (No. 333-117597) (Post-Effective Amendment No. 50 under the Securities Act of 1933 and Amendment No. 52 under the Investment Company Act of 1940) to be filed on or about February 28, 2024 of our report dated December 28, 2023, on our audit of the financial statements of Copley Fund, a series of shares of beneficial interest in Centaur Mutual Funds Trust as of October 31, 2023 for such periods as referenced in our report which was included in the Annual Report of Copley Fund on Form N-CSR filed on January 9, 2024. We also consent to the reference to our Firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in this Registration Statement.

/s/ EISNERAMPER LLP

EISNERAMPER LLP

New York, New York

February 28, 2024